Shareholder meeting results (Unaudited)
February 27, 2014 special meeting
At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:


                     Votes for                        Votes withheld

Liaquat Ahamed      5,415,154,963                        14,207,845
Ravi Akhoury        5,415,184,974                        14,177,833
Barbara M. Baumann  5,415,851,291                        13,511,517
Jameson A. Baxter   5,415,767,570                        13,595,238
Charles B. Curtis   5,415,854,394                        13,508,413
Robert J. Darretta  5,416,022,043                        13,340,765
Katinka Domotorffy  5,415,419,173                        13,943,635
John A. Hill        5,415,885,634                        13,477,174
Paul L. Joskow      5,416,010,424                        13,352,383
Kenneth R. Leibler  5,415,817,292                        13,545,516
Robert E. Patterson 5,415,985,292                        13,377,516
George Putnam, III  5,415,959,400                        13,403,408
Robert L. Reynolds  5,416,108,530                        13,254,278
W. Thomas Stephens  5,415,918,406                        13,444,402


A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for     Votes against    Abstentions   Broker non votes

868,446      12,757           19,696            249,257

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for          Votes against           Abstentions
Broker non votes


5,234,359,081   33,570,449        18,267,087     143,166,192

All tabulations are rounded to the nearest whole number.
PUT